Exhibit 4.1

Execution Version

BURLINGTON NORTHERN SANTA FE CORPORATION

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 14, 2008

to

INDENTURE

Dated as of December 1, 1995

5.75% Notes due March 15, 2018

SECOND SUPPLEMENTAL INDENTURE, dated as of March 14, 2008 (this “Supplemental Indenture”), between Burlington Northern Santa Fe Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830 (the “Company”), and The Bank of New York Trust Company, N.A., a national banking association (as successor in interest to J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, N.A., as successor in interest to The First National Bank of Chicago, as trustee (the “Trustee”).

WHEREAS, the Company executed and delivered the indenture, dated as of December 1, 1995, to the Trustee (as heretofore supplemented, the “Indenture”), to provide for the issuance of the Company’s debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its notes under the Indenture to be known as its “5.75% Notes due March 15, 2018” (the “Notes”), the form and substance of such series and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the Board of Directors of the Company, pursuant to a resolution duly adopted on December 8, 2005 has duly authorized the issuance of the Notes, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 901(7) of the Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Definition of Terms.

Unless the context otherwise requires:

(a) each term defined in the Indenture has the same meaning when used in this Supplemental Indenture;

(b) the singular includes the plural and vice versa; and

(c) headings are for convenience of reference only and do not affect interpretation.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation and Principal Amount.

There is hereby authorized and established a series of Securities under the Indenture, designated as the “5.75% Notes due March 15, 2018”, which is not limited in aggregate principal amount. The aggregate principal amount of the Notes to be issued shall be as set forth in any Company order for the authentication and delivery of the Notes, pursuant to Section 303 of the Indenture.

Section 2.02 Maturity.

The Stated Maturity of principal for the Notes will be March 15, 2018.

Section 2.03 Further Issues.

The Company may from time to time, without the consent of the Holders of the Notes, issue additional notes of that series. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the Notes. Any such additional notes, together with the Notes herein provided for, will constitute a single series of Securities under the Indenture.

Section 2.04 Form and Payment.

Principal of, premium, if any, and interest on the Notes shall be payable in U.S. dollars.

Section 2.05 Global Securities.

Upon the original issuance, the Notes will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of The Depository Trust

Company (“DTC”). The Company will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will deposit the Global Securities with DTC or its custodian and register the Global Securities in the name of Cede & Co.

Section 2.06 Definitive Form.

If (a) the Depository is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of notice thereof, (b) an Event of Default has occurred with regard to the Notes and has not been cured or waived, or (c) the Company at any time and in its sole discretion determines not to have the Notes represented by Global Securities, the Company may issue the Notes in definitive form in exchange for such Global Securities. In any such instance, an owner of a beneficial interest in Notes will be entitled to physical delivery in definitive form of Notes, equal in principal amount to such beneficial interest and to have Notes registered in its name as shall be established in a Company order.

Section 2.07 Interest.

The Notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from March 14, 2008 at the rate of 5.75% per annum, payable semiannually; interest payable on each Interest Payment Date will include interest accrued from March 14, 2008, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are March 15 and September 15, commencing on September 15, 2008; and the record date for the interest payable on any Interest Payment Date is the close of business on March 1 or September 1, as the case may be, next preceding the relevant Interest Payment Date.

Section 2.08 Authorized Denominations.

The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.09 Redemption.

The Notes are subject to redemption upon not less than 30 and not more than 60 days’ notice by mail, at any time, as a whole or in part, at the election of the Company, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 35 basis points, plus in either case accrued interest to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Banc of America Securities LLC and Barclays Capital Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefore another Primary Treasury Dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Section 2.10 Change of Control.

(a) Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem all Notes in accordance with the redemption terms as set forth in the Notes, the Company shall make an irrevocable offer to each Holder of Notes to repurchase all or any part (in integral multiples of $1,000) of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase.

(b) Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but in either case, after the public announcement of such Change of Control, the Company shall mail to each Holder of Notes, with a copy to the Trustee, a notice:

(i) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(ii) offering to repurchase all Notes tendered;

(iii) setting forth the payment date for the repurchase of the Notes, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(iv) if mailed prior to the date of consummation of the Change of Control, stating that the offer to repurchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in such notice;

(v) disclosing that any Note not tendered for repurchase will continue to accrue interest; and

(vi) specifying the procedures for tendering Notes.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(d) On the repurchase date following a Change of Control Repurchase Event, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to such offer;

(ii) deposit with the Trustee an amount equal to the aggregate purchase price in respect of all Notes or portions thereof properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate of the Company stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company.

(e) The Trustee will promptly mail to each Holder of Notes properly tendered, the purchase price for such Notes, and the Trustee, upon the execution and delivery by the Company of such Notes, will promptly authenticate and cause to be transferred by book-entry to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of a minimum denomination of $2,000 and an integral multiple of $1,000.

(f) The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(g) Solely for purposes of this Section 210 in connection with the Notes, the following terms shall have the following meanings:

“Below Investment Grade Ratings Event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (i) the occurrence of a Change of Control; or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control, the Notes are rated below Investment Grade by each of the Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of such ratings event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the Company, its subsidiaries, or the Company’s or such subsidiaries’ employee benefit plans, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company and as certified by the Company’s board of directors as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 2.11 Appointment of Agents.

The Trustee will initially be the Security Registrar and Paying Agent for the Notes and will act as such only at its offices in New York, New York.

ARTICLE THREE

FORM OF NOTES

Section 3.01 Form of Notes.

The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto.

ARTICLE FOUR

ORIGINAL ISSUE OF NOTES

Section 4.01 Original Issue of Notes.

The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company order, authenticate and deliver such Notes as in such Company order provided.

ARTICLE FIVE

MISCELLANEOUS

Section 5.01 Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes.

Section 5.02 Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 5.03 Governing Law.

This Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.04 Separability.

In case any one or more of the provisions contained in this Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 5.05 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

BURLINGTON NORTHERN SANTA FE CORPORATION

By:	/s/ Thomas N. Hund
Name:Thomas N. Hund
Title:Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Janice Ott Rotunno
Name:Janice Ott Rotunno
Title:Vice President

EXHIBIT A

FORM OF NOTES